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                                                                    Exhibit 10.3


                          CREDIT CARD PROGRAM AGREEMENT

                                     BETWEEN

                            THE BON-TON STORES, INC.

                                       AND

                             HSBC BANK NEVADA, N.A.

                            DATED AS OF JUNE 20, 2005

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                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS.................................................................................     5
         Section 1.1 Definitions........................................................................     5

ARTICLE 2 - ESTABLISHMENT OF PROGRAM AND PROGRAM ECONOMICS..............................................     8
         Section 2.1 Establishment of Program and Operating Committee...................................     8
         Section 2.2 Operating Committee................................................................     9
         Section 2.3 Program Launch Payment.............................................................    12
         Section 2.4 Revenue Participation Payment......................................................    12
         Section 2.5 Prepaid Program Payment............................................................    12
         Section 2.6 Incentive Participation Payment....................................................    12
         Section 2.7 Marketing and Program Resources....................................................    12
         Section 2.8 In-store Payments on Accounts......................................................    14
         Section 2.9 Credit Review; Ownership of Accounts...............................................    14
         Section 2.10 Exclusive Relationship............................................................    15
         Section 2.11 Sales, Gross Receipts and Privilege Tax Refunds, Deductions and Credits...........    15
         Section 2.12 Debt Cancellation.................................................................    15
         Section 2.13 Promotional Credit Plans..........................................................    15
         Section 2.14 Bon-Ton Rewards Program...........................................................    16
         Section 2.15 Cardholder Data...................................................................    16
         Section 2.16 Bon-Ton Shopper Data..............................................................    18

ARTICLE 3 - MARKETING...................................................................................    18
         Section 3.1 Promotion of Program...............................................................    18
         Section 3.2 Card Promotions, Ancillary Products, Services and Enhancements.....................    19
         Section 3.3 Web Sites..........................................................................    19

ARTICLE 4 - ACCOUNT TERMS...............................................................................    19
         Section 4.1 Cardholder Agreement Terms and Conditions..........................................    19

ARTICLE 5 - OPERATIONAL RESPONSIBILITIES................................................................    19
         Section 5.1 Consumer Transactions..............................................................    19
         Section 5.2 Surcharges and Differential Treatment..............................................    19
         Section 5.3 Forms and Cards....................................................................    20
         Section 5.4 Applications.......................................................................    20
         Section 5.5 Sales Slips........................................................................    21
         Section 5.6 Credit Slips.......................................................................    21
         Section 5.7 Acceptance, Offset and Funding.....................................................    22
         Section 5.8 Cardholder Payments and Endorsement................................................    23
         Section 5.9 Written Complaints.................................................................    24
         Section 5.10 Operating Instructions............................................................    24
         Section 5.11 Facsimile and E-Mail Communication................................................    24
         Section 5.12 Bon-Ton Business Practices........................................................    24

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
         Section 5.13 Presentation of Sales Slip or Credit Slips........................................    24

ARTICLE 6 - CHARGEBACKS TO Bon-Ton......................................................................    25
         Section 6.1 Right to Chargeback................................................................    25
         Section 6.2 Resolution and Payment.............................................................    26

ARTICLE 7 - TRANSMISSION AND RECORDS....................................................................    26
         Section 7.1 Transmission of Data...............................................................    26
         Section 7.2 Receipt of Transmission............................................................    26
         Section 7.3 Records............................................................................    26

ARTICLE 8 - BANK REPRESENTATIONS AND WARRANTIES.........................................................    27
         Section 8.1  General Representations and Warranties............................................    27

ARTICLE 9 - Bon-Ton REPRESENTATIONS AND WARRANTIES......................................................    27
         Section 9.1 General Representations and Warranties.............................................    27
         Section 9.2 Representations and Warranties Regarding Card Sales and Applications...............    28

ARTICLE 10 - INDEMNIFICATION............................................................................    28
         Section 10.1 Indemnification by Bon-Ton........................................................    28
         Section 10.2 Indemnification by Bank...........................................................    28
         Section 10.3 Notice of Claim...................................................................    29

ARTICLE 11 - TERM AND TERMINATION.......................................................................    29
         Section 11.1 Term..............................................................................    29
         Section 11.2 Termination.......................................................................    29
         Section 11.3 Effects of Termination............................................................    30
         Section 11.4 Holdback..........................................................................    32
         Section 11.5 Survival..........................................................................    31

ARTICLE 12 -  RETAIL PORTFOLIO ACQUISITIONS.............................................................    32
         12.1 Retailer that Operates a Credit Card Business.............................................    32
         12.2 Retailer that has a Credit Card with Another Issuer.......................................    32
         12.3 Conversion of Purchased Accounts .........................................................    32

ARTICLE 13 -  MISCELLANEOUS.............................................................................    33
         Section 13.1 Bon-Ton Financial Information.....................................................    33
         Section 13.2 Securitization....................................................................    33
         Section 13.3 Limited License...................................................................    34
         Section 13.4 Material Inducement...............................................................    34
         Section 13.5 Confidentiality...................................................................    34
         Section 13.6 Information Security..............................................................    35

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
         Section 13.7 Privacy...........................................................................    35
         Section 13.8 Reports; Examination Rights.......................................................    35
         Section 13.9 OCC Examinations..................................................................    35
         Section 13.10 Bon-Ton's Agents.................................................................    36
         Section 13.11..................................................................................    36
         Section 13.12 Nonwaiver........................................................................    36
         Section 13.13 Status of the Parties............................................................    36
         Section 13.14 Force Majeure....................................................................    36
         Section 13.15 Additional Products and Services.................................................    37
         Section 13.16 Notices..........................................................................    37
         Section 13.17 Amendments and Supplementary Documents...........................................    37
         Section 13.18 Assignment.......................................................................    37
         Section 13.19 Nonwaiver and Extensions.........................................................    37
         Section 13.20 Rights of Persons Not a Party....................................................    38
         Section 13.21 Section Headings.................................................................    38
         Section 13.22 Integrations.....................................................................    38
         Section 13.23 Governing Law/Severability.......................................................    38
         Section 13.24 Jurisdiction.....................................................................    38
         Section 13.25 WAIVER OF JURY TRIAL.............................................................    38

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                          CREDIT CARD PROGRAM AGREEMENT

This Credit Card Program Agreement ("Agreement") is made and entered into as of the 20th day of June, 2005 ("Effective Date"), by and between HSBC BANK NEVADA, N.A. (herein "Bank"), with its principal place of business at 1111 Town Center Drive, Las Vegas, NV 89144 and THE BONTON STORES, INC. a Pennsylvania corporation ("Bon-Ton"), with its principal place of business at 2801 East Market Street, York, Pennsylvania 17402.

In consideration of the mutual promises, covenants, and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bon-Ton and Bank agree as follows:

                             ARTICLE 1 - DEFINITIONS

SECTION 1.1 DEFINITIONS.

In addition to the words and phrases defined above, the following words and phrases shall have the following meanings:

(a) "Account" or "Private Label Account" means a private label revolving credit card account established by Bank for the Cardholder to be used by the Cardholder to finance the purchase of Goods from Bon-Ton pursuant to the terms of the Cardholder Agreement.

(b) "Affiliate" means any entity that is owned by, owns, or is under common control with, a party or its ultimate parent.

(c) "Applicable Law" means collectively or individually any applicable law, rule, regulation or judicial, governmental or administrative order, decree, ruling, opinion or interpretation.

(d)   "APR" means annual percentage rate.

(e)   "Authorization" means permission from Bank to Bon-Ton authorizing a Card
      Sale.

(f) "Authorization Center" means the facility designated by Bank as the facility to provide Authorization to Bon-Ton to make Card Sales.

(g) "Average Promotional Credit Plan Receivables" means for any Calendar Year, the twelve-month daily average of the Billed Cardholder Debt under Promotional Credit Plans (other than CCCS Accounts and Payment Plan Accounts for which a payment plan was instituted in connection with the servicing and collection thereof).

(h) "Average Private Label Receivables" means for any Calendar Year, the twelve-month daily average of Billed Cardholder Debt under Private Label Accounts (other than CCCS Accounts and Payment Plan Accounts for which a payment plan was instituted in connection with the servicing and collection thereof).

(i) "Billed Cardholder Debt" means (i) all amounts charged and owing to Bank by Cardholders that were billed with respect to the Accounts (including principal balances from outstanding Card Sales (including, without limitation, pursuant to Promotional Credit Plans), Card Sales for Ancillary Products, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), that are billed, less (ii) the amount of any credit balances owing by Bank to such Cardholders, including in respect of any payments and any credits associated with returns of Goods and other credits and adjustments, in each case, that were reflected in the billing statement with respect to the Account that are billed.

(j) "Business Day" means any day except Saturday or Sunday or a day on which banks are closed in the State of Nevada or the Commonwealth of Pennsylvania.

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(k)   "Calendar Year" means January 1 through December 31 for any given year.

(l)   "Card" means the private label credit card issued by Bank for the Program.

(m)   "Cardholder" means (i) the person in whose name an Account is opened, and
      (ii) any other authorized users of the Account and Card.

(n) "Cardholder Agreement" means as to any Account, the related agreement between the Cardholder and Bank, governing the terms and conditions of such Account, as such agreement may be amended from time to time by Bank.

(o) "Cardholder Data" means all information about a Cardholder obtained by Bank, including, (a) (i) any credit bureau report obtained by or on behalf of Bank pertaining to a Cardholder, and (ii) any credit scoring and decision information and analyses of credit quality and credit risk, in each case, prepared by or on behalf of Bank, (b) any information collected from a Cardholder in response to items in a Cardholder's application for or use of a Card or Account, including Cardholder's name, date of birth, social security number, address, previous addresses, telephone number, email address, employment information, document identification information (including passport number and drivers license number), and all updates to any such information, and (c) Cardholder transaction and experience data collected by or on behalf of Bank with regard to each Card Sale by a Cardholder using a Card.

(p) "Cardholder Indebtedness" means all amounts charged and owing to Bank by Cardholders with respect to Accounts (including principal balances from outstanding Card Sales, Card Sales for Ancillary Products, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, including in respect of any payments and any credits associated with returns of Goods and other credits and adjustments, whether or not billed.

(q) "Card Sale" means any sale of Goods that Bon-Ton makes to a Cardholder pursuant to this Agreement and the Cardholder Agreement that is charged to an Account.

(r) "Chargeback" means the return to Bon-Ton and reimbursement to Bank pursuant to Article 6 of a Sales Slip or Card Sale for which Bon-Ton was previously paid.

(s) "Closing Date" shall have the meaning set forth as defined in the Purchase and Sale Agreement dated June 20, 2005 by and between Bank and Bon-Ton.

(t)   "Commencement Date" means the first date that Bank funds a Card Sale.

(u) "Competing Retail Programs" means from time to time major retailer card programs that are comparable to the Program in terms of program size, public profile and brand image, other than the Program, including those listed on Schedule 2.1(b).

(v) "Confidential Information" of a party means any confidential or proprietary information of that party with respect to that party, the Accounts, the Cardholder Data, the Program, the Bon-Ton Shopper Data or this Agreement, in any form.

(w) "Credit Slip" means evidence of a credit to an Account in a paper or electronic form relating to a return, exchange or cancellation of Goods purchased from Bon-Ton.

(x) "Cut-Off Time" shall have the meaning set forth as defined in the Purchase and Sale Agreement dated June 20, 2005 by and between Bank and Bon-Ton.

(y)   "Effective Date" means the Closing Date.

(z) "Existing Portfolio" means the existing accounts currently offered by Bon-Ton to its cardholders, accounts receivable, other receivables, contract rights, choses in action, general intangibles, chattel paper, instruments, documents, notes and proceeds thereof (as each of those terms is defined in the applicable Uniform Commercial Code), whether now owned or hereafter acquired under a credit agreement by Bon-Ton or certain of its Affiliates, wherever located, arising out of a sale to an existing account debtor pursuant to such credit agreement, and all rights related thereto.

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(aa)  "Goods" means products and related services sold by Bon-Ton and its
      Affiliates in the ordinary course of Bon-Ton's business to individual consumers for personal, family or household purposes, and certain warranties expressly authorized by Bank.

(bb) "High Collar" means, with respect to the dollar amount of the Average Promotional Credit Plan Receivables as a percentage of the Average Private Label Receivables, 8%.

(cc)  "Incentive Participation Payment" shall have the meaning provided in
      Section 2.6.

(dd) "Low Collar" means, with respect to the dollar amount of the Average Promotional Credit Plan Receivables as a percentage of the Average Private Label Receivables, 4%.

(ee)  "Marketing Fund Contribution" has the meaning set forth in Section 2.7(a).

(ff) "Month" means, as applicable, calendar or fiscal month unless used in connection with a Credit Promotion period.

(gg) "Net Credit Sales" means gross Card Sales, minus Normal Business Returns and Chargebacks, during the specified period of time.

(hh) "Net Monthly Card Sales" means gross Card Sales, minus Normal Business Returns and Chargebacks, for a given Month.

(ii) "Net Yield" means, with respect to any Calendar Year, the dollar amount equal to (a) the sum of assessed finance charges under the Program during such Calendar Year, minus (b) the sum of all concessions, reversals and write-offs of such finance charges during such Calendar Year minus (c) the aggregate amount of all other Billed Cardholder Debt (other than that referred to in clause (b)) written-off during such Calendar Year, net of all recoveries of Billed Cardholder Debt during such Calendar Year.

(jj) "No Interest / No Payment Deferred Plan" means a no interest and no payment credit promotion without required minimum monthly payments during the applicable promotion period.

(kk) "No Interest / Monthly Payment Plan" means a no interest credit promotion with required minimum monthly payments during the applicable promotion period.

(ll) "Normal Business Return" means a full refund (i.e., price plus original tax, and shipping and handling if applicable) given in the ordinary course of business by Bon-Ton for (i) a returned product, (ii) a damaged or defective product (iii) a package that is returned marked "undeliverable", or (iv) a cancellation of services.

(mm) "Operating Instructions" means the regulatory guidelines and operating instructions and/or procedures designated by the Operating Committee from time to time concerning the Program.

(nn)  "Prepaid Program Payment" shall have the meaning provided in Schedule 2.5

(oo) "Prime Rate" means the highest rate of interest designated as the Prime Rate as published in The Wall Street Journal "Money Rates" section on the first or last Business Day of a Month.

(pp) "Program" means the private label revolving credit card program associated with Bon-Ton whereby Accounts will be established and maintained by Bank, Cards issued by Bank to qualified consumers purchasing Bon-Ton's Goods, and Card Sales funded all pursuant to the terms of this Agreement.

(qq)  "Program Launch Payment" shall have the meaning provided in Schedule 2.3.

(rr) "Program Year" means any consecutive twelve (12) Month period beginning on the Commencement Date after the Effective Date and each subsequent twelve
      (12) Month period.

(ss) "Promotional Credit Plans" means No Interest / No Payment Deferred Plans, No Interest / Monthly Payment Plans and other promotional credit plans set forth in the Cardholder Agreement.

(tt) "Proprietary Designations" means name, logo, trademarks, servicemarks and any other proprietary designations.

(uu) "Retail Store" means any Store that is not a location that processes only mail order, telephone or Internet sales of Goods.

(vv)  "Revenue Participation Payment" has the meaning set forth in Section 2.4.

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(ww)  "Sales Slip" means evidence of a Card Sale in paper or electronic form for
      Goods purchased from Bon-Ton.

(xx) "Store" means, at any time, the retail stores then operated by Bon-Ton or its Affiliates as of the Commencement Date, together with any other stores operated by Bon-Ton or its Affiliates that are added to the Program. "Store" shall also include: (i) any location or operation which sells by mail order or over the telephone or Internet (including any third party Internet portals to which the aforementioned retail stores or other stores operated by Bon-Ton are linked using one or more Bon-Ton Proprietary Designations and (ii) any department within a Store location operated by an unrelated party pursuant to a license from Bon-Ton or its Affiliates.

(yy) "Terminal" means an electronic terminal or computer capable of communicating by means of an on-line or dial-up electronic link with an Authorization Center.

(zz)  "Year End Settlement Sheet" has the meaning set forth in Section 2.13

           ARTICLE 2 - ESTABLISHMENT OF PROGRAM AND PROGRAM ECONOMICS

SECTION 2.1 ESTABLISHMENT OF PROGRAM AND OPERATING COMMITTEE.

(a) General Parameters. Bon-Ton desires to make financing available to consumers purchasing Goods from Bon-Ton Stores and to participate in the Program in accordance with the terms and conditions set forth in this Agreement. Bank, a credit card bank in the business of providing revolving credit financing pursuant to a credit card, has agreed to provide such financing under the Program to individual qualified consumers purchasing Bon-Ton's Goods pursuant to the terms and conditions set forth in this Agreement. Both parties agree that the Program will encompass Stores and other business channels (i.e. telesales and Internet, if applicable) owned and operated by Bon-Ton and its Affiliates.

Bank will provide funding, customer service, application processing, credit authorizations, full color statement production and mailing, collections, fraud prevention and recovery operations, marketing campaign strategies, and relevant, segmented personalized messages as more fully and specifically described in this Agreement and the Operating Instructions. Bank will assume all costs of servicing the Program and Bon-Ton will not be responsible for reimbursing Bank for servicing costs unless expressly provided herein.

(b) Program Competitiveness, Goodwill, and Cardholder Satisfaction. Bank will use all commercially reasonable efforts to maintain a competitive private label credit card program in terms of features and functionality based on a comparison to Competing Retail Programs (to the extent the information is publicly available or allowed by Bank's agreements with such other card programs).

Bank will use all commercially reasonable efforts to manage the Program in a manner that will preserve and enhance goodwill of the Cardholders.

Bank will use all commercially reasonable efforts to monitor Cardholder satisfaction with the Program. As part of this monitoring effort, Bank agrees to fund per Schedule 2.1(b)(i) and complete, on an annual basis, a formal survey of Cardholder satisfaction. The annual survey will be jointly developed by the Program Managers and conducted either by Bank or by an agreed-upon third party with demonstrated expertise in conducting such surveys. The survey will be designed in a manner that allows for comparison to other card programs offered by Bank (to the extent the information is publicly available or allowed by Bank's agreements with such other card programs) and by Competing Retail Programs.

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(c) Program Transition. Both parties will agree to a mutually acceptable transition plan that contemplates a seamless and timely transition of Program servicing from Bon-Ton's servicing platform to Bank's servicing platform. The transition plan will include the designation of transition team members from both parties, setting mutually agreed-upon milestones and completion dates, assigning project management resources, developing a contingency planning process, developing a customer and a Store communication plan, and identifying a prioritized set of Program enhancements. Both parties will use all commercially reasonable efforts to minimize any adverse impact on Bon-Ton's business as a result of the timing of the transition efforts, existing and planned retail promotional campaigns and any changes in the Cardholder terms and conditions.

Both parties will also attempt to minimize costs that may arise in transitioning the Program servicing from Bon-Ton to Bank including but not limited to the termination or assumption of third-party contracts and other obligations.

(d) Existing Portfolio. Bank shall work in good faith with Bon-Ton to purchase the Existing Portfolio by June 20, 2005, or upon such other date as agreed upon by the parties, subject to the execution of a Purchase and Sale Agreement.

SECTION 2.2 OPERATING COMMITTEE.

(a) Establishment of the Operating Committee.

Bon-Ton and Bank shall establish an Operating Committee, responsible for setting the strategic direction of the Program, consisting of such number of members as shall be agreed by the Operating Committee from time to time, one-half of such members to be designated by Bon-Ton and one-half of such members to be designated by Bank. Initially, the Operating Committee shall consist of six (6) members, three (3) to be designated by Bon-Ton and three (3) to be designated by Bank. The names of the initial designees will be named within thirty (30) days following the Effective Date.

Each of Bon-Ton and Bank shall at all times have as one of its designees a person with overall responsibility for the performance of the Program (each, a "Program Manager") within his or her respective direct responsibilities. Bon-Ton and Bank may each substitute its designees to the Operating Committee from time to time so long as their designees continue to satisfy the above requirement, provided that Bon-Ton and Bank shall provide the other with as much prior notice of any such substitution as is reasonably practicable under the circumstances. The Program Managers will have day-to-day responsibilities for the Program and will execute the annual operating plan as approved by the Operating Committee.

(b) Functions of the Operating Committee

      Unless a proposed change to any component of the Program is required by Applicable Law (in which case Bank or Bon-Ton shall be allowed to execute such change unilaterally upon notice to the other party), the Operating Committee shall be responsible for managing the business and affairs of the Program, including, without limitation, the following:

      (1) Be responsible for the overall Program management and formation of the annual operating plan including review of the Cardholder rewards program;

      (2) Develop and approve the initial marketing plan and subsequent marketing plans including the use of Incentive Participation Payments;

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      (3)   Review the marketing/CRM activities and marketing performance for the Program;

      (4) Approve Program documentation, changes to Cardholder Agreement terms and conditions, solicitation materials and the actual card (plastics) design;

      (5) Approve all value enhancing Program modifications including new product introduction and in-market testing in order to ascertain market appeal and acceptance;

      (6) Monitor and discuss the Operating Instructions and operating performance of the Program; and

      (7) Discuss and review such other tasks as are assigned to it by this Agreement or jointly by the parties.

(c) Operating Committee Meetings.

The Operating Committee will meet from time to time as its members consider necessary, but in no event less than once per calendar quarter. The first meeting must be held within fifteen (15) days of the Effective Date for the purpose of developing or confirming the initial marketing plan and transition plan. The Operating Committee will then determine when it will meet after that date to conduct other business required by this Agreement. Meetings may be held in person or wholly or partly by way of telephone or video conference, provided however at least one meeting will be in person every six months.

(d) Proceedings in Operating Committee Meetings.

All decisions of the Operating Committee must be unanimous decisions of the members present who decide a particular matter. A quorum of the Operating Committee will be made up of at least one representative of Bon-Ton and one representative of Bank.

If for a period of ten (10) Business Days the Operating Committee fails to agree on a material element of a marketing plan, annual budget or any other matter of material significance to the Program, then executive officers of Bon-Ton and Bank, with decision making authority, who are not members of the Operating Committee shall in good faith attempt to resolve the dispute or difference. If after ten (10) Business Days such dispute or difference remains unresolved, the disagreement shall constitute a deadlock. In the event of a deadlock, the final decision shall rest with Bon-Ton, in respect matters set forth in Section 2.2(g), or Bank, in respect of matters set forth in Section 2.2(h). If the matter that is the subject of a deadlock is not set forth in Section 2.2(g) or
(h), then the matter shall be deemed rejected by the Operating Committee.

(e) Procedural Matters.

The Operating Committee must determine the frequency, place and agenda for its meetings, the manner in which meetings will be called and all procedural matters. Any procedural or other matter specified in this Article concerning the Operating Committee is subject to amendment in writing by the Operating Committee.

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(f) Risk Management Policy and Servicing and Collection Policy.

Bank and Bon-Ton shall mutually agree on the initial risk management policy, customer service policy and the collection policy (the "Policies") in place as of the Effective Date. These initial Policies shall each govern all aspects of the Program that are addressed in such policies. Subsequently, each party may propose amendments to, or modifications of, any provision of the Policies. At the Operating Committee meetings, the Operating Committee shall review all amendments or modifications of the Policies proposed during the preceding month and shall suggest that the relevant Policies be updated to reflect any such changes that are approved. Notwithstanding the foregoing, each of Bank and Bon-Ton reserves the right to make changes to the Policies, without approval by the Operating Committee when required by Applicable Law.

(g) Bon-Ton shall have ultimate decision-making authority over the provisions of the Policies with respect to the following issues:

            (1) Card design and collateral aesthetics (provided the cost of providing such card design and collateral aesthetics is consistent with historical cost levels);

            (2) Look, feel and design of solicitation materials, applications, and billing statements (except for content that is dictated by Applicable Law);

            (3) Marketing plans and promotion of the Program (other than marketing plans that require funding by both parties or solely by Bank in which case the Operating Committee shall direct the use of such funds);

            (4) Capital expenditures for maintenance of, and improvements to, Bon-Ton's existing systems;

            (5) Communications and/or contacts with Cardholders (other than as required to maintain and service the accounts or otherwise provided in this Agreement or Applicable Law) including plastics, welcome kits, billing statement messages, return envelopes, bangtails, statement inserts, web site design, marketing collateral, in-store signage, customer service voice response unit scripts, and other Cardholder interfaces;

            (6) Changes to the Cardholder rewards program, provided that such changes do not cause such rewards program to be less valuable to Cardholders in the aggregate than the program in place as of the Effective Date;

            (7) Changes to the initial Cardholder Agreement as of the Effective Date not required by Applicable Law;

            (8) Approval of any value enhancing Program modifications including new product introductions and ancillary products;

            (9) Any materials bearing only Bon-Ton Proprietary Designations or other intellectual property; and

            (10) Outsourcing of any Program functions that involve contact with Cardholders to any third party other than a U.S. Affiliate of Bank.

(h) Bank shall have ultimate decision-making authority over the provisions of the Policies with respect to the following issues:

            (1) Subject to Applicable Law and / or the provisions of Section 2.1(b), content of Cardholder terms and conditions, including: minimum payment, grace period, and late fees;

            (2)   Credit underwriting criteria;

            (3)   Risk and account management policies;

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            (4)   Capital expenditures by Bank for systems improvements and/or upgrades and new interfaces;

            (5)   Content of solicitation materials;

            (6)   Content of applications;

            (7)   Content of billing statements; and

            (8) Any materials bearing only Bank Proprietary Designations or other intellectual property.

Each of Bank and Bon-Ton shall always retain the ability to make changes to the above components of the Program identified in Sections 2.2(g) and (h) to the extent dictated by Applicable Law.

SECTION 2.3 PROGRAM LAUNCH PAYMENT.

Each party shall be responsible for their own costs associated with the launch activities as identified in Schedule 2.3. Bank shall pay Bon-Ton the Program Launch Payment on the Commencement Date to support Bon-Ton's expenses associated with launching the Program.

SECTION 2.4 REVENUE PARTICIPATION PAYMENT.

Bank shall pay to Bon-Ton a Revenue Participation Payment per Schedule 2.4.

SECTION 2.5 PREPAID PROGRAM PAYMENT

On the Closing Date, Bank shall pay Bon-Ton the Prepaid Program Payment.

If on the first and any subsequent anniversary of the Effective Date for the Initial Term, the sum of (i) Bon-Ton's net retail sales for the immediately preceding twelve (12) months plus (ii) any Unused Credits are 80% or less than the Effective Date Sales, Bank shall be entitled to recover and Bon-Ton agrees to pay Bank an amount equal to the product of (i) 1/7th of the Prepaid Program Payment multiplied by (ii) the difference of (A) 1 minus (B) the quotient of the sum of Bon-Ton's net retail sales for the immediately preceding twelve (12) months plus Unused Credits, such sum divided by the Effective Date Sales. The term "Effective Date Sales" means Bon-Ton's net retail sales for the twelve (12) months preceding the Effective Date. The term "Unused Credits" means the aggregate amount, if any, that on the first and any subsequent anniversary of the Effective Date for the Initial Term that Bon-Ton's net retail sales for the immediately preceding twelve (12) months exceeds 110% of the Effective Date Sales, less any amounts used pursuant to this Section 2.5(ii).

SECTION 2.6 INCENTIVE PARTICIPATION PAYMENT.

Bank shall pay to Bon-Ton an Incentive Participation Payment per Schedule 2.6.

SECTION 2.7 MARKETING AND PROGRAM RESOURCES.

(a) Bank will pay to Bon-Ton a Marketing Fund Contribution per Schedule 2.7(a). The Marketing Fund Contribution will be paid to an account designated by Bon-Ton and will be used by Bon-Ton as directed by the Operating Committee to fund marketing efforts related to the Program including cardholder-exclusive events. In addition to the Marketing Fund Contribution, and to further support the marketing of the Program, Bank will provide, at no cost to Bon-Ton, a Marketing and Customer Relationship Manager described below in Section 2.7(c). Expenditures in respect of the Marketing

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Fund Contribution shall be consistent with the marketing plan approved by the
Operating Committee and shall require no further approvals of the Operating Committee.

(b) Both parties will, prior to the Effective Date, designate a fully dedicated Program Manager who will work together to: (i) manage the day-to-day responsibilities of the Program and (ii) execute any plans or projects as approved by the Operating Committee. The Program Managers will collaborate to determine regular meeting dates, portfolio reporting templates, management processes, and critical business issues that should be addressed by the Operating Committee. Both parties will seek to provide stability and continuity with respect to its designees as Program Managers.

(c) In addition to designating a fully dedicated Program Manager, Bank shall designate, no later than 30 days after the Commencement Date, (i) a primary Marketing and Customer Relationship Manager based at Bank's headquarters responsible for coordinating the overall marketing/CRM strategies, Program data mining and analytics to support the Program (i.e., helping Bon-Ton better understand its existing customers and develop strategies to attract new customers, developing strategies to improve acquisition, usage and retention; including Banks robust databases and analytical tools); and, (ii) a dedicated Store Development Manager based at Bank's headquarters who will work in conjunction with Bon-Ton's Program and Store management teams and be responsible for training with respect to Store operations to promote the Program.

(d) Program Re-Launch. The Bank will provide program re-launch economic support as described in Schedule 2.7(d), in accordance with the transition plan, to support the re-launch of the Bon-Ton private label credit card Program which will include:

            (i) issuing new plastics to all Cardholders who have any account activity at any time during the 24 months prior to the Effective Date;

            (ii)  design and production of store signage;

            (iii) design and production of store training materials;

            (iv)  design and production of Cardholder notices;

            (v)   design and production of Cardholder applications; and,

            (vi) other efforts to ensure an orderly Program transition from Bon-Ton to Bank.

(e) Bank will provide to Bon-Ton, at no additional cost, all appropriate and necessary training materials, training manuals, and other materials necessary to properly train the Bon-Ton employees who have responsibilities relating to the Program. Bank and Bon-Ton will work together in good faith to develop programs to properly train Bon-Ton employees on the Program strategy, Bank brand related strategies, Program values and components, service level expectations, and other Program-related matters. Bank will be responsible to ensure all training material is in compliance with Applicable Law as it relates to the Program.

(f) Bank will provide to Bon-Ton, at no additional costs, full color billing statements inclusive of relevant personalized messages, bangtails on remittance envelopes and other marketing support per Schedule 2.7(f).

(g) Program Reporting. Bank will provide reports based on the performance of the Program according to the attached Schedule 2.7(g) and such additional reports as may be agreed from time to time.

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

SECTION 2.8 IN-STORE PAYMENTS ON ACCOUNTS

Bank shall pay Bon-Ton the compensation for services rendered with respect to the Program as set forth in Schedule 2.8.

Bon-Ton will accept in-store payments on Accounts at substantially all point of sale locations from the Closing Date until the termination of the Program and any such in-store payment will result, to the extent applicable based on each Cardholder's then current Account balance, in an increase in the particular Cardholder's open-to-buy. As promptly as practicable following the Closing Date, Bank shall use commercially reasonable efforts to complete the necessary systems modifications and testing necessary to use the same or similar functionality that existed prior to the Effective Date which specifically allows for immediate account posting so that an in-store payment will result, to the extent applicable based on each Cardholder's then current Account balance, in an increase in the particular Cardholder's open-to-buy. Further obligations regarding in-store payments are set forth below in Section 5.8.

SECTION 2.9 CREDIT REVIEW; OWNERSHIP OF ACCOUNTS.

(a) All completed applications for Accounts submitted by Bon-Ton to Bank, whether telephoned or electronically transmitted, will be processed and approved or declined in accordance with the risk management Policies, credit criteria and procedures established as of the date transmitted, with Bank having and retaining all rights to reject or accept such applications. Bank will only accept applications for revolving credit pursuant to the credit card it issues for individual, personal, family or household use. Bank shall develop and maintain risk management Policies for the Program in a process consistent with those developed and maintained for its other private label programs.

(b) It is in the best interests of both parties to optimize both approval rates and credit lines that are equal to or better than those experienced by Bon-Ton as of the Effective Date. As such, Bank will use all commercially reasonable efforts to maintain or improve the (i) approval rates for applications submitted at the point of sale; (ii) initial and ongoing credit lines for Cardholders; and
(iii) Bon-Ton application decisioning process and practices relating to applicants with limited credit histories ("thin-file") or no credit history ("no-hit") experienced by Bon-Ton prior to the Effective Date by utilizing a combination of industry tools. Bank's obligations under this Section 2.9(b) are expressly conditioned upon a substantially similar applicant and Cardholder population and quality including but not limited to similar through the door application distribution credit quality and Bon-Ton's continued internal employee / Store management support for the Program as of and prior to the Effective Date and as more specifically defined in this Agreement.

(c) Bank or its Affiliates shall own the Accounts, as well as the information associated with the Accounts, including names, mailing addresses, and e-mail addresses, and shall bear the credit risk for such Accounts. Bank shall fully share such information with Bon-Ton to the extent allowed by Applicable Law and as more fully described herein. Bank shall not be obligated to accept applications for a Card or to approve any Card Sale for consumers who do not have their principal residence and billing address in the United States or Canada. Subject to the Chargeback provisions herein, Bank agrees that it will own the Accounts on a non-recourse basis meaning that Bon-Ton will bear no credit losses throughout the term of the Agreement.

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

SECTION 2.10 EXCLUSIVE RELATIONSHIP.

(a) Both parties agree that Bank will be the sole and exclusive Bon-Ton private label credit card provider during the term of this Agreement. Bon-Ton shall not issue, arrange to issue, or accept any other private label credit card or co-branded credit card other than the Card under any of Bon-Ton's Proprietary Designations except as specifically provided for in Section 2.10(b). Notwithstanding the foregoing, Bon-Ton will not be restricted from accepting any other payment type for Goods including but not limited to prepaid cards, debit cards, general purpose credit cards (i.e, Visa, Mastercard, Discover, American Express).

(b) Following the Commencement Date, Bon-Ton may only offer a co-branded credit card (i.e., Visa, Mastercard, Discover, American Express or other general purpose credit card with any Bon-Ton Proprietary Designation) provided Bon-Ton first solicits and considers Bank's offer to issue a Bon-Ton co-branded card, which Bank must submit to Bon-Ton within 60 days of Bon-Ton's written Request for Proposal. Bank's offer to issue a Bon-Ton co-branded credit card will consider factors such as the product offering, cardholder terms, compensation from Bank to Bon-Ton, and marketing support for the co-branded program. Bon-Ton shall not be permitted to issue a co-branded card with any issuer who does not provide terms, conditions and capabilities that in the aggregate are determined by Bon-Ton, in its sole discretion, to be superior to the offer, if any, made by Bank in response to the Request for Proposal.

SECTION 2.11 SALES, GROSS RECEIPTS AND PRIVILEGE TAX REFUNDS, DEDUCTIONS AND CREDITS.

Bank and Bon-Ton agree to pursue sales, gross receipts and privilege tax refunds, deductions, and credits pursuant to the attached Schedule 2.11.

SECTION 2.12 DEBT CANCELLATION.

Bank will offer a debt cancellation product to Cardholders as set forth in
Schedule 2.12.

SECTION 2.13 PROMOTIONAL CREDIT PLANS.

Bank shall offer and support Bon-Ton's existing Promotional Credit Plans as of the Effective Date in accordance with this Agreement and, subject to the limitations set forth in this Section 2.13, the cost of maintaining such Promotional Credit Plans shall be borne by Bank. Such Promotional Credit Plans offered shall have terms, duration, and conditions that are at least as favorable to Cardholders as those offered by Bon-Ton prior to the Effective Date. The Year End Settlement Sheet for each Calendar Year shall set forth (i) Average Private Label Receivables, (ii) Average Promotional Credit Plan Receivables, and (iii) the Net Yield for such Calendar Year calculated on all Billed Cardholder Debt.

If the dollar amount of the Average Promotional Credit Plan Receivables as a percentage of the Average Private Label Receivables for such Calendar Year exceeds the High Collar, there shall be included on the Year End Settlement Sheet for such Calendar Year (and Bon-Ton shall pay to Bank within one Month subsequent to such Calendar Year) an amount equal to the product of (a) the ratio of Net Yield to all Billed Cardholder Debt multiplied by (b) the dollar amount by which Average Promotional Credit Plan Receivables for such Calendar Year exceeded the High Collar.

If the dollar amount of the Average Promotional Credit Plan Receivables as a percentage of the Average Private Label Receivables for such Calendar Year is less than the Low Collar, there shall be included on the Year End Settlement Sheet for such Calendar Year (and Bank shall pay to Bon-Ton within one Month subsequent to such Calendar Year) an amount equal to the product of (a) the ratio of Net Yield to all Billed Cardholder Debt multiplied by (b) the dollar amount by which Average Promotional Credit Plan Receivables for such Calendar Year were less than the Low Collar.

SECTION 2.14 BON-TON REWARDS PROGRAM

Bank agrees to operationally and systemically support Bon-Ton's rewards program that is associated with the Bon-Ton private label credit card as of the Effective Date and as may be modified by the Operating Committee pursuant to
Section 2.2, including Section 2.2(g)(6). Within 120 days of the Effective Date, Bank will assist Bon-Ton in identifying potential enhancements to the Bon-Ton rewards program available on Bank's systems. Subject to Section 2.2, Bon-Ton agrees to continue offering Cardholders throughout the term of this Agreement, a Cardholder rewards program with rewards and benefits that are similar or are more valuable to the Cardholders as the rewards and benefits in place as of the Effective Date.

SECTION 2.15 CARDHOLDER DATA

      (a) As between Bank and Bon-Ton, subject to Section 2.16, the Cardholder Data shall be the property of and exclusively owned by Bank. Bon-Ton acknowledges and agrees that it has no proprietary interest in the Cardholder Data. Bank shall not use, or permit to be used, Cardholder Data, except in compliance with this Agreement, Applicable Law and the privacy policy adopted by Bon-Ton and Bank for the Program ("Program Privacy Policy"). Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

      (b) Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data. Bank may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

            (i) to its subcontractors in connection with a permitted use of such Cardholder Data, provided that each such subcontractor agrees to be bound by this Section 2.15, or a comparable contractual commitment with the same effect;

            (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section; provided that
(A) any such Person is bound by terms substantially similar to this Section as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance of each such Person with the terms of this Section; or

            (iii) to any governmental authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data or pursuant to compulsory legal process; provided that Bank seeks the protection of confidential treatment for any disclosed Cardholder Data to the fullest extent available under Applicable Law.

      (c) Subject to Applicable Law and the Program Privacy Policy, Bank shall report to Bon-Ton on a Monthly basis, or such shorter period as reflected on
Schedule 2.7(g) in a format agreed to by the parties in advance:

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

            (i) for any customer who has applied for a Card, regardless of the marketing channel of such application, the customer's name, address, email address (if applicable), telephone number, social security number and all other commercially reasonable information supplied on the application or prescreened response submitted by the customer; and

            (ii) for any Cardholder, (1) the Cardholder's name, address, email address, telephone number, social security number and Account number; (2) any reported change to any of the foregoing information; (3) Cardholder transaction and experience data; and (4) any such other Cardholder Data and other data regarding the Cardholder in Bank's possession as Bon-Ton may request.

      (d) Bank shall cooperate with Bon-Ton to provide Bon-Ton the maximum ability permissible under Applicable Law to use and disclose Cardholder Data, including, as necessary or appropriate, through use of consents and opt-out provisions, to the extent requested by Bon-Ton.

      (e) Bon-Ton shall only use, or permit to be used, Cardholder Data in compliance with Applicable Law (i) for purposes of promoting the Program or promoting Bon Ton Goods and Services, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by Applicable Law.

      (f) Bon-Ton shall not disclose, or permit to be disclosed, the Cardholder Data, except that Bon-Ton may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

            (i) to its subcontractors in connection with a permitted use of such Cardholder Data under this Section 2.15, provided that each such subcontractor agrees to be bound by this Section 2.15, or a comparable contractual commitment with the same effect;

            (ii) to its Affiliates and its Affiliates' employees, agents, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section; provided that
(A) any such person is bound by terms substantially similar to this Section as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bon-Ton shall be responsible for the compliance of each such person with the terms of this Section; or

            (iii) to any governmental authority with authority over Bon-Ton (A) in connection with an examination of Bon-Ton; or (B) pursuant to a specific requirement to provide for such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bon-Ton seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law.

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

      (g) The provisions of this Section 2.15 shall survive termination of this Agreement; provided that if Bon-Ton exercises its rights to cause the purchase of the Accounts upon termination of this Agreement, Bank shall transfer its right, title and interest in the Cardholder Data to Bon-Ton or its Nominated Purchaser as part of such transaction, and Bank's right to use and disclose the Cardholder Data shall terminate upon the purchase of the portfolio. Should Bon-Ton not exercise its right to purchase the Accounts, Bank shall be permitted to use the Cardholder Data as necessary in order to own and service the Accounts in conjunction with other partners and Affiliates of Bank that do not compete with Bon-Ton; provided, however, that in no event shall Bank knowingly use Cardholder Data which would create an adverse impact on Bon-Ton or its Affiliates.

SECTION 2.16 BON-TON SHOPPER DATA

      (a) Bank acknowledges that Bon-Ton gathers information about purchasers of Goods and that Bon-Ton has rights to use and disclose such information independent of whether such information also constitutes Cardholder Data, including data as described in Section 2.15(c), (all of such independent information will be referred to as "Bon-Ton Shopper Data".) Bank shall cooperate in Bon-Ton's maintenance of such Bon-Ton Shopper Data, including by incorporating in the Program Privacy Policy, Card application and Cardholder Agreement mutually agreed provisions pursuant to which applicants and Cardholders will agree that they are providing their identifying information (including name, address, telephone number, email address and social security number) and all updates thereto to both Bank and Bon-Ton. To the extent Bank is the direct recipient of such data, Bank shall provide such data to Bon-Ton in such format and at such times as Bon-Ton shall reasonably request. As between Bon-Ton and Bank, all Bon-Ton Shopper Data will be owned exclusively by Bon-Ton. Bank acknowledges and agrees that it has no proprietary interest in the Bon-Ton Shopper Data.

      (b) Bank shall not use, or permit to be used, directly or indirectly, the Bon-Ton Shopper Data except to transfer such data to Bon-Ton to the extent it is received by Bank or as directed by Bon-Ton. Bank shall not disclose or permit to be disclosed the Bon-Ton Shopper Data, except that it may disclose the Bon-Ton Shopper Data for the same purposes for which Bon-Ton may disclose Cardholder Data as set forth in Section 2.15(f).

      (c) To the extent Bank has access to Bon-Ton Shopper Data, such access shall terminate upon termination of the Agreement.

ARTICLE 3 - MARKETING

SECTION 3.1 PROMOTION OF PROGRAM.

Bon-Ton shall actively and consistently promote, participate in and support the Program throughout the term of this Agreement. As of the Effective Date, the Program shall be marketed in a manner similar to the manner Bon-Ton marketed its program prior to the Effective Date and, in the future as determined by the Operating Committee from time to time in writing.

In addition to the provisions in Section 2.6, Bon-Ton shall prominently and consistently display at each of its Store locations and on its websites when applicable, advertising and promotional materials relating to the Card in a manner consistent with those in effect as of the Effective Date and as modified from time to time by the Operating Committee and use or display such materials in accordance with any specifications mutually agreed to by Bank and Bon-Ton. Such materials shall be used only for the purpose of soliciting accounts for the Program. Any solicitation, written material, advertising or the like relating to the credit terms and credit products offered pursuant to the

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

Program shall receive Bank's prior review and written approval. Such review and approval by Bank shall be limited to the review and approval of the credit terms and credit products and shall not be construed as review or approval of any advertising or solicitation materials for any other purpose or for compliance with any provisions of any local, state or federal advertising laws not related to credit terms or credit products.

SECTION 3.2 CARD PROMOTIONS, ANCILLARY PRODUCTS, SERVICES AND ENHANCEMENTS.

(a) Bank and Bon-Ton may from time to time mutually agree to offer to existing or potential Cardholders additional credit promotions, ancillary products, services and/or enhancements. The terms of such promotions, products, services and enhancements shall be mutually agreed upon by Bank and Bon-Ton in accordance with the provisions of Section 2.2.

(b) Bon-Ton shall have the right to: (i) place inserts in Cardholder statements (whether electronic or print); (ii) place messages on statements; (iii) utilize bangtails; and, (iv) utilize return envelopes to promote Bon-Ton's Goods as well as other products and services deemed appropriate by Bon-Ton. Bank reserves the right to include any insert, message or other items in Cardholder statements, statement message windows, bangtails, and return envelopes to the extent required by Applicable Law. Should a Bon-Ton sponsored insert, message, bangtail, or return envelope item request cause the postage rate to increase above the standard rate, Bon-Ton shall either pay the difference between the actual postage rate and the standard rate or Bon-Ton will allow Bank to reduce the number of items in an appropriate manner so as to reduce the postage to the standard rate.

SECTION 3.3 WEB SITES.

When the parties agree to implement functionality to allow Cardholders to apply for the Card via the Internet, Bon-Ton shall include a link on its web site to the Bank web site, and include language approved by Bank notifying visitors that they may complete an application for a Card via the Internet by clicking on such link. All costs associated with developing and implementing the credit functionality via the Internet maintained on the Bank's systems, shall be borne by Bank. If approval rates of applications for Cards do not exceed minimum targets established by the Operating Committee, the application shall be promptly discontinued unless the Operating Committee affirmatively and unanimously elects to continue with the application.

ARTICLE 4 - ACCOUNT TERMS

SECTION 4.1 CARDHOLDER AGREEMENT TERMS AND CONDITIONS.

The Cardholder Agreement Terms and Conditions are set forth on Schedule 4.1.

ARTICLE 5 - OPERATIONAL RESPONSIBILITIES

SECTION 5.1 CONSUMER TRANSACTIONS.

Bon-Ton shall honor all valid Cards without discrimination, when properly presented by Cardholders for payment of Goods wherever and in whatever capacity Bon-Ton or its agents, lessees, subsidiaries, or affiliates offers Goods.

SECTION 5.2 SURCHARGES AND DIFFERENTIAL TREATMENT.

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

Bon-Ton shall not require, through an increase in price or otherwise, any Cardholder to pay any surcharge at the time of sale or pay any part of any charge imposed by Bank on Bon-Ton. Bon-Ton shall not provide any discounts to customers for using cash or any other tender or credit device that is also not provided to customers using the Card.

SECTION 5.3 FORMS AND CARDS.

Bank shall provide, and Bon-Ton shall only use, the applications and Cardholder Agreements as are provided by Bank and not use any applications and Cardholder Agreements provided by Bank other than in connection with an application for a Card or a Card transaction. When provided by Bank with a new edition of forms with the instruction to replace the previous editions with the new editions by a certain date, Bon-Ton shall do so in accordance with the instructions.

Bank and Bon-Ton shall work together in good faith to design Program materials and collateral, including plastics, applications, statements, and other collateral materials that promote the Bon-Ton brand and the Program. Bank shall be responsible for card production and issuance, statements, and Applications.

SECTION 5.4 APPLICATIONS.

Bon-Ton shall, with respect to applications that it accepts in its Retail Store locations:

(a) make sure all information reasonably necessary to process an application is obtained;

(b) obtain the signature on the application (or electronic capture device) of each person whose name will appear on the Account or will be responsible for the Account.

(c) give the applicant the initial disclosures at the time of signing the application or agreement prior to the first transaction under the Account;

(d) obtain and provide verification of the applicant's identity and current address by (i) witnessing the signature on the application of each person whose name will appear on the Account or who will be responsible for the Account; and (ii) reviewing one of the following: a current drivers license containing the applicant's photo, a current government issued identification card containing the applicant's photo, a valid US Government issued military identification containing the applicant's photo, a valid United States Passport containing the applicant's photo, a valid United States Alien Registration Card (Green Card) containing the applicant's photo and confirming that the photo on such identification reasonably matches the applicant; and (iii) capture electronically or record on the application where designated the drivers license number or the ID type, place of issuance, and, if any, date of issuance and expiration date of such identification, as well as the address if the address differs from the address in (ii) above;

(e) provide all information reasonably required by Bank for approval of applications and print an electronic receipt or legibly include the Account number and approval number on the application in the designated area; and

(f) provide Bank with access to Bon-Ton's electronic applications files to permit Bank to retain copies.

Bon-Ton shall, when applicable, with respect to applications submitted to it by telephone or through the Internet:

(g)   request all information required by Bank for such applications; and

(h) provide all information required by Bank, through a mode of transmission mutually agreed upon by both parties, for approval of such application.

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

Subject to Bon-Ton's compliance with the application procedures set forth in this Agreement, Bank shall instantly provide available credit and issue an account number to approved applicants that may be used by the Cardholder for Retail Store purchases immediately upon approval.

SECTION 5.5 SALES SLIPS.

Bon-Ton shall, with respect to Sales Slips:

(a) enter legibly or capture electronically on a single Sales Slip (prior to obtaining the Cardholder's signature for in Store sales) (i) a description of all Goods purchased in the same transaction in detail sufficient to identify the transaction; (ii) the date of the transaction; (iii) the Authorization number; (iv) the entire amount due for the transaction (including any applicable taxes); (v) if applicable, the Promotional Credit Plan and promotional period; (vi) Account number (except that Bon-Ton shall not print more than the last 5 digits of the Account number on any Sales Slip provided to the Cardholder at the point of sale or transaction if the Sales Slip is electronically printed, provided that the full account number may be so printed if the sole means of recording the Account number is by handwriting or by an imprint or copy of the Card); and (vii) Bon-Ton's name and Store address. If the Promotional Credit Plan and promotional period cannot be entered on the Sales Slip, Bon-Ton shall provide the Cardholder with the Sales Slip, as well as a handout or flyer explaining the promotional credit plan and the promotional period;

(b) Request Authorization from bank's Authorization Center under all circumstances. (Bank may refuse to accept or fund any Sales Slip that is presented to Bank for payment more than thirty days after the date of Authorization of the Card Sale). If Authorization is granted, electronically capture or legibly record the Authorization number in the designated area on the Sales Slip;

(c) if applicable, imprint legibly on the Sales Slip the embossed legends from the Card or if the transaction is to be completed electronically or otherwise without a Card imprint, then capture on the Sales Slip sufficient information to identify the Cardholder and Bon-Ton, including at least, Bon-Ton's name and Store address, the Cardholder's name, Account number and the effective date, if any, on the Card. Bon-Ton shall be deemed to warrant that the signature of the Cardholder on the Sales Slip matches the signature on the Card;

(d) for in Store sales, obtain the signature of the Cardholder on the Sales Slip, compare the signature on the Sales Slip with the signature panel of the Card, and if identification is uncertain or if Bon-Ton otherwise questions the validity of the Card, contact Bank's Authorization Center for instructions. For telephone orders (TO), (and when applicable, mail orders (MO), or Internet Order (IO)), the Sales Slip may be completed without the Cardholder's signature.

(e) be responsible for taking reasonable efforts to verify the identification of the Cardholder including matching of the signature on the Sales Slip and the signature on the Card;

(f) not present the Sales Slip to Bank for funding until all arrangements are made to the Cardholder's reasonable satisfaction for the delivery or pickup of Goods;

(g)   enter the Card Sale into the Terminal; and,

(h) except with respect to telephone orders (mail orders and Internet orders when applicable), deliver a true and completed copy of the Sales Slip to the Cardholder at the time of the Card Sale and upon delivery of the Goods.

SECTION 5.6 CREDIT SLIPS.

Bon-Ton shall not make any cash refund but shall complete and deliver promptly to Bank a Credit Slip evidencing a refund or adjustment and deliver to the Cardholder a true and complete copy of the Credit Slip at the time the refund or adjustment is made if Goods are returned or cancelled, any Card Sale is terminated or canceled, or Bon-Ton allows any price adjustment. Bon-Ton shall date each Credit Slip and include thereon a brief description of the Goods returned, Card Sale terminated or canceled, or adjustment made, the date of the original Card Sale, Authorization number, Cardholder's Account number, and the date and amount of the credit, all in sufficient detail to identify the transaction. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the Sales Slip. Bon-Ton shall issue Credit Slips only in connection with previous bona fide Card Sales and only as permitted hereunder.

SECTION 5.7 ACCEPTANCE, OFFSET AND FUNDING.

Subject to the terms, conditions, warranties and representations in this Agreement and provided that Bon-Ton has satisfied all of the conditions set forth in this Agreement, Bank agrees to pay to Bon-Ton the amount of each valid and authorized Sales Slip or Card Sale including the full amount of the purchase price which may consist of the merchandise price, sales tax, delivery charges, and any other services charges or fees and including the additional amounts referred to as the Revenue Participation Payment and the Incentive Participation Payment in Sections 2.4 and 2.6, presented to Bank during the term of this Agreement, less the amount of the fees, charges, and discounts described below, outstanding Account balances for Sales Slips subject to Chargeback, reimbursements, refunds, customer credits and any other amounts owed to Bank by Bon-Ton under this Agreement.

Any amounts owed by Bon-Ton to Bank that cannot be paid by the aforesaid means shall be due and payable by Bon-Ton. If Bon-Ton fails to pay any material amounts owed to Bank under this Agreement that are not subject to a bona fide dispute within 15 days after Bank's written invoice with respect thereto, Bank reserves the right to terminate this Agreement pursuant to Section 11.2((b). Any payment made by Bank to Bon-Ton shall not be final but shall be subject to subsequent reasonable review and verification by Bank for a period of twenty
(20) Business Days following such payment. Bank's liability to Bon-Ton with respect to the funding or processing of any Card Sale, Sales Slip or Credit Slip shall not exceed the amount on the Sales Slip or Credit Slip in connection with such transaction unless otherwise provided herein. In no event shall Bank be liable for any incidental or consequential damages except to the extent arising from Bank's gross negligence or willful misconduct.

Bank will fund all Sales Slips and/or Card Sales by payment to Bon-Ton, in accordance with this Agreement, via wire transfer to a designated account, by 5:00 p.m., New York City time, for any credit sales volume data that is received by Bank by 7:00 a.m., New York City time, that day. Bank agrees to provide funding on all non-Bank holidays.

Bon-Ton acknowledges and agrees (i) that Bank is paying Bon-Ton for Sales Slips in advance before Bank can determine whether such Sales Slips are subject to Chargeback, (ii) as a result, Bank's payment to Bon-Ton is conditioned upon, and reliance on, Bon-Ton's agreement to permit Bank to recoup Chargebacks and other overpayments from fundings payable to Bon-Ton under this Agreement for subsequently presented Sale Slips, and (iii) due to the ongoing reconciliation process implemented under this Agreement, the reduction of current fundings by the amount of Chargebacks and other amounts owing by Bon-Ton to Bank constitutes a single integrated transaction. The Operating Committee shall establish procedures that address reporting requirements to provide details regarding any amounts in dispute and procedures to resolve disagreements regarding same between the parties.

SECTION 5.8 CARDHOLDER PAYMENTS AND ENDORSEMENT.

Bon-Ton agrees that Bank has the sole right to receive payments on any Sales Slip funded by Bank. Notwithstanding the foregoing, if certain Cardholders choose to make a payment on their Accounts while visiting a Bon-Ton Store location, the following provisions shall apply.

(a)   Bon-Ton agrees to hold in trust for Bank and deliver to Bank, within five
      (5) Business Days of receipt, any such payment that is received by Bon-Ton, together with the Cardholder's name, Account number, and any correspondence accompanying the payment. In addition, Bon-Ton may not accept the coin and paper money of the United States or of any other country that is designated as legal tender ("Cash") payments from any customer that exceed in the aggregate three thousand dollars ($3,000) per day, whether those payments are made in one Store, multiple Stores, or otherwise. If a customer wishes to make Cash payments totaling greater than three thousand dollars ($3,000), Bon-Ton must request a form of payment other than Cash for the amount over three thousand dollars. Personal checks are not considered Cash. Bon-Ton further agrees that it shall: (i) upon request by Bank to furnish information regarding specific Cash payments, provide to Bank within five (5) calendar days the information requested; and (ii) provide any training to its Store employees related to Cash transactions deemed necessary by Bank. Bon-Ton agrees that Bon-Ton shall be deemed to have endorsed to Bank any Sales Slip, Credit Slip, or Cardholder payments by check, money order, or other instrument made payable to Bon-Ton, and Bon-Ton hereby authorizes Bank to supply such necessary endorsements on behalf of Bon-Ton. Should Bon-Ton retain any Cardholder payment for its own benefit, Bank shall be entitled to deduct the amount of any such payments against any and all monies owed to Bon-Ton under this Agreement.

(b) From time to time during the term of this Agreement, upon reasonable notice by Bank or the Office of the Comptroller of Currency ("OCC"), Bon-Ton shall allow Bank, or a third party selected by Bank or the OCC, to perform at times and in a manner that do not unreasonably disrupt the operations of Bon-Ton, an audit to review Bon-Ton's handling of in-store Cash payments accepted on behalf of Bank, including but not limited to, a determination of whether Bon-Ton is in compliance with all of its obligations related to in-store Cash payments contained in this Agreement. Bon-Ton shall cause its personnel to provide Bank and/or the OCC reasonable assistance in its investigation of such matters as Bank or the OCC may reasonably request.

(c) The parties acknowledge and agree that in the event Bon-Ton fails to fully comply with Bank and/or the OCC's right to conduct an audit pursuant to this Section 5.8, an audit discloses irregularities and/or noncompliance with this Agreement, or Bon-Ton fails to comply with its obligations with respect to the acceptance of in-store Cash payments. Bank in its sole discretion shall have the right to immediately suspend or terminate Bon-Ton's acceptance of in-store Cash payments on Bank's behalf.

(d) Bon-Ton agrees to work with Bank to develop and implement technical enhancements and functionality between the parties' computer systems which will allow electronic reporting within twenty-four (24) hours of receipt of all in-store Cash payments received by Bon-Ton. Such reporting shall include payment type (Cash or check) and amount, and such additional information as agreed by the parties, and be electronically delivered to Bank by Bon-Ton within twenty-four (24) hours of receipt of a Cash payment by Bon-Ton.

SECTION 5.9 WRITTEN COMPLAINTS.

Bon-Ton shall promptly (but in no event more than ten (10) Business Days) of receipt by Bon-Ton's corporate offices provide Bank with a copy of any written complaint received by Bon-Ton from any Cardholder concerning an Account.

Bank shall promptly (but in no event more than ten (10) Business Days following the end of each Month), provide Bon-Ton with a summary report of Cardholder complaints received by Bank and upon request by Bon-Ton, promptly provide Bon-Ton with details regarding any such complaints, including copies of any written complaints.

SECTION 5.10 OPERATING INSTRUCTIONS.

Bon-Ton and Bank shall mutually agree and institute Operating Instructions that are similar to those in place as of the Effective Date and which shall become a part of this Agreement by reference. Each party shall satisfy their respective requirements designated in the Operating Instructions, including, but not limited to, procedures and guidelines relating to cash transactions. Bank shall provide Bon-Ton reasonable prior notice if there are any changes in the Operating Instructions that Bank requires by Applicable Law.

Notwithstanding Bank's ability to change the Operating Instructions as provided in Section 2.2, both parties agree that Bank's customer service voice response unit and its Internet account access system (Ecare) will be available, subject to maintenance requirements, at all times.

SECTION 5.11 FACSIMILE AND E-MAIL COMMUNICATION.

Both parties agree to accept announcements, changes in Operating Instructions, and any other type of written material at any time during the term of this Agreement via facsimile or e-mail transmission, provided that any material announcements outside of the ordinary course of business shall be promptly followed by written communication in a non-electronic format. In addition, the parties acknowledge and agree that the preferred means of communicating material matters regarding this Agreement and the transactions contemplated hereby shall be by discussion between Program Managers.

SECTION 5.12 BON-TON BUSINESS PRACTICES.

Bon-Ton agrees to provide adequate services in connection with each Card Sale pursuant to standard customs and trade practices and any applicable manufacturer's warranties, and to provide such repairs, service and replacements and take such other corrective action as may be required by Applicable Law or any applicable warranty.

SECTION 5.13 PRESENTATION OF SALES SLIP OR CREDIT SLIPS

Bon-Ton shall present each Sales Slip or Credit Slip to Bank or such other entity designated by Bank as promptly as practicable (but in no event more than ten (10) Business Days) after the date of the respective sale or credit transaction.

SECTION 5.14 SERVICE LEVEL STANDARDS

Bank will provide service levels consistent with Schedule 5.14.

SECTION 5.15 OUTSOURCING

After converting to Bank's systems, Bank will service the Program from its own facilities using its own employees from locations within the United States of America subject only to the exceptions contained herein. The Program's primary servicing site will be New Castle, Delaware. Any decision to outsource or use a non-United States based facility to execute any customer-facing function must be approved by the Operating Committee as set forth in Section 2.2, including
Section 2.2(g)(10). Bon-Ton recognizes that Bank utilizes both outsourced and non-United States based resources and employees for non customer-facing functions including but not limited to data entry, remittance processing, information technology, and printing. Bank may continue to use and may use both outsourced and non-United States based resources for these non customer-facing functions.

ARTICLE 6 - CHARGEBACKS TO BON-TON

SECTION 6.1 RIGHT TO CHARGEBACK.

Bank shall have the right to charge back to Bon-Ton the amount of any Cardholder Indebtedness, including Cardholder Indebtedness incurred prior to the Effective Date in the Existing Portfolio under one or more of the following circumstances:

(a) The Cardholder refuses to pay the charge based on a dispute regarding the quality or delivery of Goods representing a valid defense to payment consistent with Applicable Law; provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of Bank, after consultation with Bon-Ton;

(b) The Cardholder refuses to pay the charge based on a claim of unauthorized use of the Card; in a retail Store owned or operated by Bon-Ton or its Affiliates provided that any such refusal constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of Bank, after consultation with Bon-Ton, and Bon-Ton did not comply with the procedures set forth in Section 5.4, Section 5.5,and Section 5.6 with regard to the disputed charge;

(c) The Card Sale was not for a bona fide sale or delivery of Goods;

(d) The Sales Slip is a duplicate of a charge slip previously paid;

(e) The price of Goods shown on the Sales Slip differs from the amount shown on the Cardholder's copy of the Sales Slip;

(f) The Card Sale or Account arose from fraud of any Bon-Ton employee or agent in a retail Store owned or operated by Bon-Ton or its Affiliates;

(g) The Cardholder refuses to pay the Card Sale based on (i) a dispute regarding accuracy of the amount set forth on the Sales Slip and Bon-Ton is not able to validate such amount or (ii) the Sales Slip is illegible or is missing information in any material respect; or,

(h) Bon-Ton fails to deliver to Bank the Sales Slip, Credit Slip, application or other records of the Card transaction within the time periods required under this Agreement provided that Bon-Ton's failure is not attributable to acts or failures to act of Bank.

Bank shall be entitled to process chargebacks for one (1) year past the date of the applicable transaction or, with respect to Promotional Credit Plans, one (1) year past the date on which the first payment is due on the applicable Card Sale.

SECTION 6.2 RESOLUTION AND PAYMENT.

Bon-Ton is required to resolve any dispute or other of the circumstances described above in Section 6.1 to Bank's reasonable satisfaction within twenty one (21) days of notice of Chargeback or Bon-Ton shall pay to Bank the full amount of each such Sales Slip or Card Sale subject to Chargeback or the portion thereof designated by Bank, as the case may be, the Revenue Participation Payment and Incentive Participation Payment.

Upon Chargeback to Bon-Ton of a Sales Slip or Card Sale, Bon-Ton shall bear all liability and risk of loss associated with such Sales Slip or Account, or the applicable portion thereof, without warranty by, or recourse or liability to Bank.

ARTICLE 7 - TRANSMISSION AND RECORDS

SECTION 7.1 TRANSMISSION OF DATA.

Bon-Ton shall transmit to Bank, Sales Slips and Credit Slips by electronic transmission all data required by this Agreement to appear on Sales Slips and Credit Slips. All data transmitted shall be in a medium, form and format mutually agreed to by Bank and Bon-Ton. Both parties shall support the establishment of required transmission protocols, data feeds and other technical needs as part of the transition plan.

SECTION 7.2 RECEIPT OF TRANSMISSION.

Upon successful receipt of any transmission, Bank shall accept such transmission and pay Bon-Ton in accordance with this Agreement, subject to subsequent review and verification by Bank and to all other rights of Bank and obligations of Bon-Ton as set forth in this Agreement. Bank and Bon-Ton shall establish protocols for confirming receipt of data transmissions.

SECTION 7.3 RECORDS.

Bon-Ton shall maintain the Sales Slips, Credit Slips, and other records pertaining to any transaction covered by this Agreement for such time and in such manner as Bank or any law or regulation may require, but in no event less than twenty-five (25) months. Within fifteen (15) days, or such earlier time as may be required by Bank, of receipt of Bank's request, Bon-Ton shall provide to Bank copies of the actual Sales Slips, Credit Slips or other transaction records, any other documentary evidence available to Bon-Ton and reasonably requested by Bank to meet its obligations under law (including its obligations under the Fair Credit Billing act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Accounts or requests from Cardholders, or to enforce any rights Bank may have against a Cardholder, including, without limitation, litigation by or against Bank, collection efforts and bankruptcy proceedings, or for any other reason. In the event Bon-Ton fails to comply in any respect with the provisions of this Section, Bank may process a Chargeback for each

Card Sale involved pursuant to Article 6 above. Upon termination of this Agreement, Bon-Ton will provide Bank with any information Bank reasonably requests in order to comply with Applicable Law or any Bank obligation.

Bank shall maintain Program data necessary to comply with its obligations under this Agreement and as required by Applicable Law.

ARTICLE 8 - BANK REPRESENTATIONS AND WARRANTIES

SECTION 8.1 GENERAL REPRESENTATIONS AND WARRANTIES.

Bank represents and warrants to Bon-Ton as of the Effective Date and throughout the term of this Agreement the following:

(a) It has full corporate or other power and authority to enter into this Agreement; that all corporate or other action required under any organization documents to make this Agreement binding and valid upon Bank according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Bank according to its terms.

(b)   Neither (i) the execution, delivery and performance of this Agreement, nor
      (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Bank under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract, and no authorization of any governmental authority is required in connection with the performance by Bank of its obligations hereunder.

(c) It has and will retain all licenses required by local or state law to conduct its business and to perform its obligations under this Agreement

(d)   It will comply with all Applicable Law.

ARTICLE 9 - BON-TON REPRESENTATIONS AND WARRANTIES

SECTION 9.1 GENERAL REPRESENTATIONS AND WARRANTIES.

Bon-Ton represents and warrants to Bank as of the Effective Date and throughout the term of this Agreement the following:

(a) It has full corporate or other power and authority to enter into this Agreement; that all corporate or other action required under any organization documents to make this Agreement binding and valid upon Bon-Ton according to its terms has been taken; and that this Agreement is and will be binding, valid and enforceable upon Bon-Ton according to its terms.

(b)   Neither (i) the execution, delivery and performance of this Agreement, nor
      (ii) the consummation of the transactions contemplated hereby will constitute a violation of law or a violation or default by Bon-Ton under its articles of incorporation, bylaws or any organization documents, or any material agreement or contract, and no authorization of any governmental authority is required in connection with the performance by Bon-Ton of its obligations hereunder.

(c) It has and will retain all licenses required by local or state law to conduct its business and to perform its obligations under this Agreement.

(d)   It will comply with all Applicable Law.

SECTION 9.2 REPRESENTATIONS AND WARRANTIES REGARDING CARD SALES AND
            APPLICATIONS.

Bon-Ton represents and warrants to Bank as of the Effective Date and throughout the term of this Agreement the following:

(a) Each Card Sale will arise out of a bona fide sale of Goods by Bon-Ton and will not involve the use of the Card for any other purpose.

(b) Each Card Sale will, to the best of Bon-Ton's knowledge, be to a consumer for personal, family, or household purposes.

(c) Cardholder applications will be available to the public (i) without regard to race, color, religion, national origin, sex, marital status, disability or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for the Card.

ARTICLE 10 - INDEMNIFICATION

SECTION 10.1 INDEMNIFICATION BY BON-TON.

Bon-Ton shall indemnify Bank, its Affiliates, and their respective officers, employees, agents and directors (collectively, the "Bank Indemnified Parties") and hold the Bank Indemnified Parties harmless, from any losses, damages, costs, expenses (including reasonable attorneys fees), liabilities, judgments, demands, offsets, defenses, counterclaims, actions, proceedings, claims or complaints incurred by any of the Bank Indemnified Parties, regardless of the person, entity, or instrumentality making such assertion, arising out of: (i) Bon-Ton's failure to comply with this Agreement; (ii) any acts or failures to act by Bon-Ton in connection with Card Sales, Card transactions or credits; (iii) any acts or failures to act by Bon-Ton in connection with the furnishing of any Goods purchased by Cardholders; (iv) the death or injury to any person or the loss, destruction or damage to any property arising out of any acts or failures to act by Bon-Ton in connection with the design, manufacture or furnishing by Bon-Ton of any Goods purchased by Cardholders; (v) Bon-Ton's advertisements and promotions relating to the Card, credit terms or credit products which have not been approved by Bank; (vi) any actual or alleged illegal or improper conduct of Bon-Ton or its employees or agents in connection with any of the transactions contemplated by this Agreement; and (vii) any violation, or claimed violation, by Bon-Ton of the Equal Credit Opportunity Act, Truth in Lending Act, or any other Applicable Laws.

SECTION 10.2 INDEMNIFICATION BY BANK.

Bank shall be liable to and shall indemnify and hold harmless Bon-Ton, its Affiliates, and their respective officers, employees, agents and directors (the "Bon-Ton Indemnified Parties") from any losses, damages, costs, expenses (including reasonable attorneys fees), liabilities, judgments, demands, offsets, defenses, counterclaims, actions, proceedings, claims or complaints incurred by any of the Bon-Ton Indemnified Parties, regardless of the person, entity, or instrumentality making such assertion, arising out of (i) Bank's failure to comply with this Agreement; (ii) any acts or failures to act by Bank in connection with such Cardholder's Account; (iii) any actual or alleged illegal or improper conduct of Bank, or its employees or agents with respect to the Card, a Card Sale, an Account or any other matters relating to the Program or contemplated by this Agreement; (iv) any violation, or claimed violation, by Bank, with respect to the application or agreement, or the Equal Credit Opportunity Act, Truth in Lending Act or any other Applicable Laws; and (v) the advertisements and promotions prepared by or on behalf of Bank relating to the Card, credit terms or credit products.

SECTION 10.3 NOTICE OF CLAIM.

In the event that Bank or Bon-Ton know of any facts which would lead to a claim or demand, receive a claim or demand, or be subject to any suit or proceeding, of which a claim may be made against the other under this Section (other than a claim, demand, suit or proceeding by a party to this Agreement against the other party to this Agreement that has not been initiated), the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party's expense. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding.

ARTICLE 11 - TERM AND TERMINATION

SECTION 11.1 TERM.

This Agreement shall be effective as of the Effective Date when executed by authorized officers of each of the parties. It shall remain in effect through June 20, 2012 ("Initial Term"), and shall thereafter be automatically renewed for successive 3 year terms (each a "Renewal Term") unless and until terminated as provided herein. The termination of this Agreement shall not affect the rights and obligations of the parties with respect to transactions and occurrences that take place prior to the effective date of termination, except as otherwise provided herein.

SECTION 11.2 TERMINATION.

This Agreement may be terminated:

(a) effective at the end of the Initial Term or any Renewal Term, by Bank or Bon-Ton upon not less than 180 days' prior written notice to the other prior to the end of such term;

(b) by Bank or Bon-Ton upon written notice to the other in the event the other party (i) shall elect to wind up or dissolve its operation or is wound up and dissolved; (ii) becomes insolvent or repeatedly fails to pay its debts as they become due; (iii) makes an assignment for the benefit of creditors; (iv) files a voluntary petition in bankruptcy, or for reorganization or is adjudicated as bankrupt or insolvent; (v) has a liquidator or trustee appointed over its affairs; (vi) suffers a material adverse change in its financial condition (other than any such change affecting the economy generally or the department store industry generally); (vii) suspends or goes out of business or substantially reduces its business operations or sends a notice of a proposed bulk sale of all or part of its business; or (viii) materially breaches its obligations or any warranty or representation under this Agreement (subject to a reasonable cure within 60 days after written notice of such breach); and

(c)   by Bon-Ton if Bank fails to meet any Service Level Standards set forth in
      Schedule 5.14 for three months in any consecutive six-month period (whether the same or different Service Level Standards are not met in such three month period). Bon-Ton's remedy under this subsection can only be exercised following Bank's failure to remedy any deficiency in the Service Level Standards within 60 days following notice to Bank that the Service Level Standards have not been met for such three (3) month period or any deficiency in any of the Service Level Standards for a period of six (6) consecutive Months following any such cure.

SECTION 11.3 EFFECTS OF TERMINATION

(a) Upon termination of this Agreement, Bon-Ton shall promptly submit to Bank all Card Sales, Sales Slips, Credit Slips and other transaction documents or data made through the date of termination. In addition, Bon-Ton shall promptly return all computer hardware and software, remote data entry terminals and peripherals and other equipment provided by Bank in good working order and Bon-Ton shall de-install from its operating system any program files provided by Bank to Bon-Ton. Bank is not liable to Bon-Ton for any direct or consequential damages that Bon-Ton may suffer as a result of Bank's termination of this Agreement in accordance with the terms hereof.

(b) Upon termination of this Agreement, Bank agrees to work in conjunction with Bon-Ton regarding any reasonable request that Bon-Ton may have with respect to Bank's destruction or return to Bon-Ton of any proprietary, confidential or other information provided that Bank will be permitted to retain all Program data as required by Applicable Law and as necessary to collect, service, and maintain the Program portfolio following termination.

(c) Upon termination of this Agreement by Bank pursuant to Section 11.2(b), Bon-Ton shall return to Bank a pro rata portion of the Prepaid Program Payment paid to Bon-Ton in the Purchase and Sale Agreement executed concurrent with this Agreement equal to 1/84th of the Prepaid Program Payment for each Month, which would have otherwise been remaining in the Initial Term but for the termination of this Agreement.

(d) All acceptance of Applications, solicitations, marketing and advertising of the Program shall cease upon the expiration or termination of this Agreement, except as the Parties may otherwise mutually agree, provided that the parties shall continue to operate the Program in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Sections 11.3(d) are satisfied (the "Post Termination Transition Period"). The parties shall cooperate to ensure the orderly wind-down or transfer of the Program. Upon the satisfaction of the provisions of Section 11.3(d), all obligations of the Parties under this Agreement shall cease.

(e)   Bon-Ton's Option to Purchase the Program Accounts.

      (1) If this Agreement expires or is terminated by either Party for whatever reason, Bon-Ton has the option to purchase, or arrange the purchase by a third party nominated by Bon-Ton (a "Nominated Purchaser"), of the Program Assets from Bank.

      (2) The purchase option given by Section 11.3(d)(1) is exercisable by Bon-Ton or the Nominated Purchaser by serving notice on Bank no later than ninety (90) days after the receipt of the information with respect to the Program Assets necessary for Bon-Ton or the Nominated Purchaser to conduct reasonable due diligence to determined whether they wish to purchase the Accounts; provided, however, that Bon-Ton shall request such information within sixty (60) days following the date any party receives written notice of the exercise of the other party's termination rights pursuant to this Agreement.

      (3) If such purchase option is exercised, Bon-Ton or the Nominated Purchaser must complete the purchase of the Accounts within 90 days after the notice has been given pursuant to Section 11.3(d)(2).

      (4) The purchase price for the Accounts acquired shall be (x) with respect to Cardholder Indebtedness that did not exist as of the Effective Date, 100% of such Cardholder Indebtedness as of the date the Accounts are purchased pursuant to the purchase option exercise (the "Option Purchase Date"), plus, to the extent not included in such Cardholder Indebtedness, any interest accruing on such Cardholder Indebtedness between the last Account billing date prior to the Option Purchase Date and the Option Purchase Date and fees from such last billing date through the Option Purchase Date and (y) with respect to Cardholder Indebtedness that did exist as of the Effective Date, the Fair Market Value of such Cardholder Indebtedness (including accrued interest and fees) determined as follows: (i) Bank and Bon-Ton (or its Nominated Purchaser) shall attempt to mutually determine the fair market value of such Accounts; or, (ii) if the parties cannot reach such agreement, each party shall nominate an appraiser who together shall select a third appraiser to value such Accounts. All three (3) appraisers will value such Accounts. Following these appraisals, the Fair Market Value shall be the average of the two closest valuations provided by the appraisers; provided, however, if the median valuation is equal to the mean of the three valuations, the Fair Market Value shall be such median/mean value. For purposes of this paragraph (4), all Cardholder payments after the Effective Date in respect of Accounts that exist as of the Effective Date shall be credited first against Cardholder Indebtedness, including accrued interest and fees, that exists as of the Effective Date until all such Cardholder Indebtedness is paid in full.

      (5) Rights of Bank if Purchase Option Not Exercised.

            (i) If this Agreement expires or is terminated and Bon-Ton does not exercise its purchase option referred to above or otherwise fails to exercise their option within the time period specified above, Bon-Ton shall have no further rights to the Accounts. In such event, Bank shall have the right on or after the expiration or termination of this Agreement to issue to Cardholders a replacement or substitute credit card (which card must not bear any Proprietary Designations of Bon-Ton or any of its Affiliates or any other design features confusingly similar to the Proprietary Designations) with such characteristics as Bank considers appropriate (the cost of card re-design and re-issue being borne by Bank). Subject to Applicable Law, Bank shall also have the right to notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all Accounts have been repaid. Bank shall also have the right to sell the Accounts to a third party purchaser other than any person or entity that directly or indirectly competes with the business of Bon-Ton and its Affiliates.

            (ii) Following the termination of this Agreement for any reason, and the Post Termination Transition Period, without the prior written consent of Bon-Ton, Bank shall no longer use any of the Proprietary Designations of Bon-Ton or its Affiliates; provided that thereafter Bank may continue to use the Bon-Ton Proprietary Designations solely to the extent necessary to identify the Accounts in connection with the servicing, billing and collection thereof and as otherwise required by Applicable Law.

SECTION 11.4 HOLDBACK

Upon any Notice of Termination, and for the sole purpose of settlement of Chargebacks, the parties agree that Bank is authorized to holdback from amounts owed to Bon-Ton hereunder (as specified in a written notice delivered by Bank to Bon-Ton at the time of the holdback), an aggregate amount equal to six (6) times the average Monthly Chargeback volume during the twelve Months preceding such termination (the "Holdback Amount"). Bank's right to holdback the Holdback Amount is only exercisable upon written notice delivered by Bank promptly upon the delivery of a notice of termination

(provided that if the Agreement is not terminated within six Months following the delivery of such notice of termination, Bank shall promptly remit the remaining Holdback Amount in full.) The Holdback Amount shall be held in trust by Bank for Bon-Ton except to the extent Bank is permitted to setoff amounts due by Bon-Ton to Bank for Chargebacks against the Holdback Amount. Bank shall be permitted to setoff amounts due by Bon-Ton to Bank against the Holdback Amount only to the extent (i) such setoff amounts are amounts of unresolved Chargebacks and (ii) Bon-Ton has not otherwise remitted such Chargeback amounts as required by the terms and conditions of this Agreement. The parties further agree that the Holdback Amount less amounts applied by Bank as stated above shall be paid to Bon-Ton within twelve (12) Months after the effective date of termination.

SECTION 11.5 SURVIVAL.

The terms and provisions of Article 10 and Sections 2.11, 2.15, 2.16, 5.8(a), 5.11, 6.1, 6.2, 7.3, 11.3, 11.4, 12.3, 13.2, 13.5, 13.6, 13.7, 13.8, 13.13,
13.14, 13.16, 13.17, 13.18, 13.19, 13.20, 13.21, 13.22 13.23, 13.24, and 13.25
shall survive termination of this Agreement.

ARTICLE 12 - RETAIL PORTFOLIO ACQUISITIONS

12.1 RETAILER THAT OPERATES A CREDIT CARD BUSINESS. If Bon-Ton or any of its Affiliates acquires or otherwise combines with (including by merger, consolidation or other business combination) a retail department store business that directly or through an Affiliate issues a credit card in the United States, Bank shall have a right of first offer to acquire the related credit card business if offered for sale by such retailer in connection with Bon-Ton's or its Affiliate's acquisition of the retail department store business (such credit card business accounts, the "New Portfolio") as follows. If such credit card business is offered for sale, then prior to or promptly following the consummation of the acquisition, Bon-Ton shall provide notice to Bank indicating its intention to engage in, or the consummation of, as the case may be, such acquisition and shall provide Bank with a reasonable opportunity to conduct due diligence, and for this purpose Bon-Ton shall provide Bank and its representatives with reasonable access to the records and accounts (including the master file) relating to such New Portfolio, subject to the execution of a confidentiality agreement reasonably satisfactory to Bon-Ton. Not later than the 20th day following receipt by Bank of due diligence information reasonably requested by Bank and available to Bon-Ton, Bank may make an offer to Bon-Ton with respect to the purchase of such New Portfolio, which offer shall be required to remain open for a period of not less than forty-five (45) days. Bon-Ton shall be under no obligation to accept such offer. Bon-Ton may elect to
(A) accept the offer made by Bank or (B) offer such New Portfolio for sale to a third party; provided that Bon-Ton shall not sell such New Portfolio to a third party unless such sale is made on terms that Bon-Ton, in its sole discretion, determines to be more favorable, in the aggregate, to Bon-Ton and its Affiliates than the offer, if any, made by Bank or (C) not sell the New Portfolio.

12.2 RETAILER THAT HAS A CREDIT CARD WITH ANOTHER ISSUER. If Bon-Ton or any of its Affiliates acquires or otherwise combines with (including by merger, consolidation or other business combination) a retail department store business that through an unaffiliated Person (other than Bank or any of its Affiliates) issues a Credit Card in the United States, Bank agrees that it shall negotiate in good faith for the purchase of the retailer's Credit Card portfolio from such unaffiliated issuer associated with the retail assets being acquired. Prior to or promptly following the consummation of the acquisition, Bon-Ton shall provide notice to Bank indicating its intention to engage in, or the consummation of, as the case may be, such transaction and shall cooperate to the extent

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

practicable to provide Bank with a reasonable opportunity to conduct due diligence and provide proposals.

12.3 CONVERSION OF PURCHASED ACCOUNTS.

(a) If Bank acquires any credit card portfolio pursuant to Section 12.1 or 12.2, or if Bank or its Affiliates issues a Credit Card in the United States in respect of a retail department store business otherwise subject to the provisions of Section 12.2, Bon-Ton and Bank shall negotiate in good faith in order to arrive at mutually agreeable terms pursuant to which the acquired credit card portfolio would be integrated into the Program, it being understood that, absent unique characteristics of the accounts acquired or impediments under Applicable Law or the cardholder agreements applicable to the acquired accounts, it is the mutual interest of the Parties that the acquired accounts be integrated as follows: each store acquired shall become a Store for purposes of this Agreement and each account shall become an Account for purposes of this Agreement; provided, however, that if based on the foregoing principles and pursuant to such good faith negotiations the parties determine that the terms of this Agreement should not apply to such acquired assets, the acquired accounts shall be governed by such other and/or additional terms as the parties shall agree, subject to the private label credit card accounts being converted to Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions as the Accounts and to this Agreement, and participate in the Program, as if they were originated under this Agreement. Notwithstanding the foregoing, Bank agrees that to the extent Bank or its Affiliates issues a Credit Card in the United States in respect of a retail department store business otherwise subject to Section 12.2, Bon-Ton and Bank shall negotiate in good faith in order to arrive at mutually agreeable terms pursuant to which the acquired credit card portfolio would be integrated into the Program.

(b) Bank shall cover all costs related to conversions pursuant to this Section 12.3, including replacement of credit cards, notices to Cardholders and complying with other requirements of Applicable Law.

ARTICLE 13 - MISCELLANEOUS

SECTION 13.1 BON-TON FINANCIAL INFORMATION.

Bank may annually review Bon-Ton's financial stability. To assist Bank in doing this, Bon-Ton shall deliver to Bank, if not so publicly available, no later than 45 days after the end of each fiscal quarter and no more than 65 days following the end of each fiscal year, a financial statement certified by a duly authorized officer or representative of Bon-Ton with knowledge of the accuracy of the information contained therein, including, without limitation, all footnotes, and supporting materials with sufficient detail to accurately portray the financial condition of Bon-Ton. Bon-Ton warrants and represents that its financial statements submitted to Bank by or on behalf of Bon-Ton are true and accurate and Bon-Ton agrees to supply such additional financial information as Bank may reasonably request from time to time. Bon-Ton understands that Bank may verify the information on any financial statement or other information provided by Bon-Ton and, from time to time, may seek credit and other information concerning Bon-Ton from others and may provide financial and other information regarding the portfolio to its Affiliates or to others for purposes of its asset securitizations and sales.

SECTION 13.2 SECURITIZATION.

Bank shall have the right to securitize the portfolio or any part thereof by itself or as part of a larger offering at any time. Such a securitization shall not affect Bon-Ton's rights or Bank's obligations with

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

respect to customer service, payment processing, and collections. However, Bank shall not securitize the Accounts in any manner that may encumber Bon-Ton's, or its third party designee's, right to purchase the Accounts upon termination.

SECTION 13.3 LIMITED LICENSE

Bon-Ton hereby authorizes Bank for purposes of this Agreement to use Bon-Ton's Proprietary Designations on the Cards, applications, periodic statements, billing statements, collection letters or documents, promotional or advertising materials and otherwise in connection with the Program, subject to Bon-Ton's periodic reasonable review of such use and to such reasonable specifications of Bon-Ton. Bon-Ton represents and warrants that it has obtained appropriate federal and state trademark registrations to protect its interest in the use and ownership of its Proprietary Designations. Bon-Ton shall, indemnify, defend and hold Bank harmless from any loss, damage, expense or liability arising from any claims of alleged infringement of its Proprietary Designations (including reasonable attorneys' fees and costs). Bon-Ton may not use any name or service mark of Bank or any of its Affiliates in any manner without the prior written consent of Bank.

SECTION 13.4 MATERIAL INDUCEMENT

Bon-Ton acknowledges and agrees that Bank is specifically relying on the agreements, representations, warranties and waivers contained herein and that such agreements, representations warranties and waivers constitute a material inducement to Bank to accept this Agreement and to enter into the transactions contemplated herein.

Bank acknowledges and agrees that Bon-Ton is specifically relying on the agreements, representations, warranties and waivers contained herein and that such agreements, representations warranties and waivers constitute a material inducement to Bon-Ton to accept this Agreement and to enter into the transactions contemplated herein.

SECTION 13.5 CONFIDENTIALITY

Except as otherwise specifically provided in this Agreement, including, without limitation, Sections 2.15 and 2.16 hereof, each party will keep confidential and not disclose to any person or entity (except to employees, officers, agents, representatives, partners or directors of such party who are engaged in the implementation and execution of the Program) any Confidential Information of the other party and shall only use, or cause to be used, such Confidential Information solely for the purposes of the performance of such party's obligations under the terms of this Agreement. In the event Bank sells or assigns the Accounts or any portion of the Accounts under the Program, unless prohibited by law, Bank may disclose any Confidential Information under this provision reasonably necessary or required to effectuate such sale or assignment.

Bank acknowledges and agrees that Bon-Ton intends to file this Agreement with the Securities and Exchange Commission and may also file this Agreement and information contained in this Agreement, except as described below, with a stock exchange, or other government or regulatory entity. Bon-Ton agrees to use its commercially reasonable efforts to redact from any filing described herein and agrees to keep confidential the schedules attached to this Agreement.

The confidentiality obligations set out herein do not apply to HSBC Holdings plc ("HSBC plc") nor any subsidiary or division thereof other than Bank, except to the extent that HSBC plc staff or staff within such other subsidiary or division receive Confidential Information pursuant to the terms of this

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

Agreement, in which such case the obligations set forth herein will upon and from the date of such receipt be taken to apply to HSBC plc or any such other subsidiary or division.

SECTION 13.6 INFORMATION SECURITY

Both parties have developed, implemented, and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to 1) ensure the security and confidentiality of Confidential Information provided hereunder, 2) protect against anticipated threats or hazards to the security or integrity of such Confidential Information, 3) protect against unauthorized access or use of such Confidential Information, and (4) ensure the proper disposal of Confidential Information. All personnel handling such Confidential Information have been appropriately trained in the implementation of its company's information security policies and procedures. Both parties regularly audit and review their information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to Confidential Information.

Both parties will share its information protection and disaster recovery practices for the Program. The Operating Committee will approve any substantial reductions in levels of protection unless allowed by Applicable Law. Both parties represent that their information protection and disaster recovery practices are periodically tested to ensure Program continuity, contingency planning, and the proper safeguarding of Program and Cardholder data.

SECTION 13.7 PRIVACY.

Bon-Ton shall not make any unauthorized disclosure of or use any personal information of individual consumers which it receives from Bank or on Bank's behalf other than to carry out the purposes for which such information is received, and Bon-Ton and Bank shall comply in all respects with all applicable requirements of Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations.

SECTION 13.8 REPORTS; EXAMINATION RIGHTS.

Both parties shall keep an accurate record of all transactions that occur under this Agreement. Both parties or their agents may examine the books and records of the other that are relevant to this Agreement. Any such examination will be conducted during normal business hours upon no less than ten (10) days advance written notice to the party being examined. Both parties will cooperate fully with the other and/or their agents and allow inspection of its relevant books and records in order to review and assess the performance of and compliance with the terms of this Agreement including, without limitation, the sufficiency of information security policies and procedures with respect to Confidential Information. In evaluating the sufficiency of any information security policies and procedures, the examining party shall be provided access to reports of audits, tests and/or other evaluations of the other's information security policies and procedures conducted in the ordinary course of its business.

SECTION 13.9 OCC EXAMINATIONS

Bon-Ton acknowledges that, pursuant to 12 U.S.C. Sections 1867(c), its performance under this Agreement may be subject to examinations by the Office of the Comptroller of Currency.

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SECTION 13.10 BON-TON'S AGENTS.

In the event Bon-Ton desires that Bank provide a third party access to certain Program information of Bank to which Bon-Ton is otherwise entitled in connection with this Agreement, Bon-Ton shall direct and authorize Bank to do so, but before Bank is obligated to do so, the following must occur: (a) Bon-Ton shall enter into a written agreement with that third party pursuant to which that third party shall agree to act as Bon-Ton's agent in receiving information provided by Bank, to only use such information as Bon-Ton's agent in connection with the Program and for no other reason, to use such information and to otherwise act in compliance with applicable law, including, without limitation, the Gramm-Leach Bliley Act of 1999 and its implementing regulation; (b) Bon-Ton shall provide a copy of such agreement to Bank; (c) Bon-Ton shall cause such agent to use any such information in accordance with the aforementioned agreement; and (d) such agent shall be required to enter into an agreement with Bank which contains confidentiality provisions and other terms governing the provision of such information to that agent. Notwithstanding Bank's agreement with such agent, Bon-Ton shall be responsible for the acts of that agent.

SECTION 13.11

[Intentionally Blank]

SECTION 13.12 NONWAIVER.

Bon-Ton's liability under this Agreement, including, without limitation, its liability under Section 7 above, shall not be affected by any settlement, extension, forbearance, or variation in terms that Bank may grant in connection with any Sales Slip or Account or by the discharge or release of the obligations of the Cardholder(s) or any other person by operation of law or otherwise. Bon-Ton hereby waives any failure or delay on Bank's part in asserting or enforcing any right that Bank may have at any time under this Agreement or under any Account.

SECTION 13.13 STATUS OF THE PARTIES.

In performing their responsibilities pursuant to this Agreement, Bank and Bon-Ton are in the position of independent contractors, and in no circumstances shall either party be deemed to be the agent or employee of the other. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of principal and agent, partner or joint venture or an association for profit between Bank or Bon-Ton. Any amounts ever owing by Bon-Ton pursuant to this Agreement represent contractual obligations only and are not a loan or debt.

SECTION 13.14 FORCE MAJEURE.

Neither party to this Agreement shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, of the public enemy or of civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, fires, strikes, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement.

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

SECTION 13.15 ADDITIONAL PRODUCTS AND SERVICES.

Bank and Bon-Ton may from time to time mutually agree to offer existing or potential Cardholders credit promotions, loan products, additional services and/or enhancements. The terms of such promotions, products, services and enhancements, or discontinuance of same, shall be mutually agreed upon by Bank and Bon-Ton. If Bon-Ton agrees per Section 2.2 to permit such offerings, such offerings shall be permitted on terms agreed to by Bank and Bon-Ton, including the compensation payable to Bon-Ton in connection therewith. For avoidance of doubt, the intention is to equally split the economics / revenue.

SECTION 13.16 NOTICES.

All notices required or permitted by this Agreement shall be in writing and shall be sent to the respective parties as follows: if to Bank, to the Attention of President, (with a copy to the Attention of General Counsel, HSBC Retail Services Law Department, 2700 Sanders Road, Prospect Heights, Illinois 60070); if to Bon-Ton, to the Attention of the Treasurer, (with a copy to the Attention of Wolf, Block, Schorr & Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, Pennsylvania 19103, Attention Henry Miller, Esq.) at their respective addresses set forth on page one of this Agreement or such other addresses as each party may designate to the other by notice hereunder. Said notices shall be deemed to be received when sent to the above addresses (i) upon three (3) Business Days after deposit in the U.S. first class mail with postage prepaid, (ii) upon personal delivery, or (iii) upon receipt by e-mail or facsimile (subject to Section 5.11), or overnight/express courier service or first class mail.

SECTION 13.17 AMENDMENTS AND SUPPLEMENTARY DOCUMENTS.

Reference herein to "this Agreement" shall include any schedules, appendices, exhibits, and amendments hereto. Bank may amend this Agreement upon ten (10) days' prior written notice to Bon-Ton if such modification is reasonably determined by Bank to be required by any state or federal law, rule, regulation, governmental or judicial order, opinion, interpretation or decision. Any amendment or modification to this Agreement must be in writing and signed by a duly authorized officer of Bank and Bon-Ton to be effective and binding upon the parties; no oral amendments or modifications shall be binding upon the parties.

SECTION 13.18 ASSIGNMENT.

This Agreement is binding upon the parties and their successors and assigns. Notwithstanding, neither party may assign this Agreement without the prior written consent of the other. Any merger, consolidation, transfer of assets or other transfer of control shall be deemed not to be an assignment prohibited by this Section 13.18. Any purported assignment without such consent shall be void. Bank may without Bon-Ton's consent assign this Agreement or any of the rights or obligations hereunder to any Affiliate of Bank at any time. In the event of such assignment, the assignee shall have the same rights, remedies and obligations as Bank under this Agreement and Bank shall continue to be subject to its obligations under this Agreement.

SECTION 13.19  NONWAIVER AND EXTENSIONS.

Neither Bank nor Bon-Ton shall, by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder. Each of Bon-Ton and Bank agrees that the other's failure to enforce any of its rights under this Agreement shall not affect any other right of Bank or Bon-Ton, as the case may be, or the same right in any other instance.

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

SECTION 13.20 RIGHTS OF PERSONS NOT A PARTY.

This Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

SECTION 13.21 CERTAIN CONSTRUCTION RULES.

The headings of the sections of this Agreement are for reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, any reference to a "Section," "Article," or "Schedule" shall be deemed to refer to a section or article of this Agreement or a schedule attached to this Agreement. The words "hereof," "herein," "hereunder," and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. The term "including" shall mean "including without limitation."

SECTION 13.22 INTEGRATIONS.

This Agreement contains the entire agreement between the parties. There are merged herein all prior oral or written agreements, amendments, representations, promises and conditions in connection with the subject matter hereof. Any representations, warranties, promises or conditions not expressly incorporated herein shall not be binding on Bank.

SECTION 13.23 GOVERNING LAW/SEVERABILITY.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of Delaware. If any provision of this Agreement is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

SECTION 13.24 JURISDICTION.

ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT BY THE PARTIES SOLELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. BON-TON AND BANK HERBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THOSE ABOVE).

SECTION 13.25 WAIVER OF JURY TRIAL.

BANK AND BON-TON HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, ANY RELATED DOCUMENT OR

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

UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK AND Bon-Ton ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, Bank and Bon-Ton have caused their duly authorized representatives to execute this Bon-Ton Agreement as of the date set forth above.

HSBC BANK NEVADA, N.A.                      ATTESTED OR WITNESSED

By: /s/ Asin Majeed                         By: /s/ Daniel L. Montenaro
   ____________________________________        _________________________________

Name: Asin Majeed                           Name: Daniel L. Montenaro
     ______________________________              _______________________________

Title: Executive Vice President             Title: Counsel
      ______________________________              ______________________________

THE BON-TON STORES, INC.                    ATTESTED OR WITNESSED

By: /s/ H. Todd Dissinger                   By: /s/ Keith E. Plowman
   _________________________________           ________________________________

Print Name: H. Todd Dissinger               Name: Keith E. Plowman
           _________________________             _______________________________

Title: Vice President and Treasurer         Title: SVP and CFO
      ______________________________              ___________________________

The Bon-Ton Stores, Inc.'s Federal Tax ID #: 23-2835229
                                            ___________________________

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